FOR IMMEDIATE RELEASE

                                                            Debra J. Manjourides
                                                        Corporate Communications
                                                                    617.528.7523


         HYBRIDON ANNOUNCES COMMENCEMENT OF PRIVATE PLACEMENT OF UP TO
                                  $40,000,000


CAMBRIDGE, MA., January 22, 1998 -- Hybridon, Inc. (OTC-BB: HYBN) today announced that it has commenced a private offering, on a best efforts basis, to overseas investors in accordance with Regulation S under the Securities Act of 1933, as amended (the "Offering"), of units ("Units"), each Unit consisting of $100,000 principal amount of Notes due 2007 ("Offering Notes") and certain warrants ("Warrants") to purchase Common Stock, pursuant to which it intends to offer a minimum of 20 Units and (together with a private offering, on a best efforts basis, on substantially the same terms which the Company may commence in the United States) a maximum of 400 Units (with an over-allotment option covering an additional 150 Units), at a purchase price of $100,000 per Unit. The Offering Notes are automatically convertible into preferred stock of the Company under certain circumstances described below; the holders of the Company's 9% Convertible Subordinated Notes due 2004 (the "9% Notes") have consented to the Offering and its terms.

The Company expects to use the net proceeds of the Offering for general corporate purposes, primarily research and product development activities, including costs of preparing Investigational New Drug applications and conducting preclinical studies and clinical trials, the payment of payroll and other accounts payable and for debt service.

The Company also announced that it has determined not to proceed with the proposed offering of Common Stock announced on November 18, 1997.

THE SECURITIES OFFERED IN THE OFFERING AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION THEREOF HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

The Company intends to commence an exchange offer to the holders of its 9% Notes to exchange such 9% Notes for preferred stock and warrants of the Company (the "Exchange Offer"). There can be no assurance that such Exchange Offer will be successful. However, the Offering Notes (which rank senior to approximately $40,000,000 principal amount of the 9% Notes) provide that if the holders of at least $40,000,000 principal amount (or 80%) of the 9% Notes accept the proposed Exchange Offer and at least $20,000,000 of net proceeds are received in the Offering, the Offering Notes will automatically convert into shares of convertible preferred stock of the Company (the "Conversion Preferred Stock") which will rank junior to the preferred stock issuable in the Exchange Offer. The Offering Notes are not convertible at the option of the holder. Each Unit sold in the Offering will include Warrants to purchase 15% (or, in certain circumstances, 20%) of the number of shares of Common Stock underlying the Conversion Preferred Stock underlying the Offering Notes included in such Unit and may include additional warrants in certain circumstances described below. The Conversion Preferred Stock, if issued, and Warrants are convertible into, and exercisable for, Common Stock at a conversion or exercise price equal to the lowest of (i) 80% of the average closing bid price of the Company's Common Stock for the 30 consecutive trading days immediately preceding any closing in the Offering or (ii) 80% of the average closing bid price of the Company's Common Stock for the five consecutive trading days immediately preceding any closing in the Offering; provided, however, that if on the termination date of the Offering the Company has not received at least $20,000,000 in net proceeds from the Offering or the holders of less than $40,000,000 principal amount of the 9% Notes accept the proposed Exchange Offer, investors will be entitled to receive additional warrants to purchase, at an exercise price of $0.001 per share, a number of shares of Common Stock equal to 100% of the Common Stock underlying the Conversion Preferred Stock underlying the Offering Notes purchased by such investors, in which case the Offering Notes will not be convertible into equity securities. It is expected that the Conversion Preferred Stock, if issued, will provide that if the market price of the Common Stock is less than 125% of the conversion price of the Conversion Preferred Stock on the one-year anniversary of the final closing date of the Offering, the conversion price will be adjusted (the "Reset") to be the greater of (a) the market price at such time divided by
1.25 and (b) 50% of the conversion price of the Conversion Preferred Stock at such time; it is expected that holders of the Conversion Preferred Stock will also receive additional Warrants to purchase a number of shares of Common Stock equal to 50% of the additional number of shares of Common Stock issuable upon conversion of the Conversion Preferred Stock as a result of the Reset.

Hybridon, headquartered in Cambridge, Massachusetts, is engaged in the discovery and development of genetic medicines for the treatment of certain diseases, based primarily on antisense technology. Antisense technology attempts to use synthetic segments of DNA and RNA to stop the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. There can be no assurance (i) as to the amount of proceeds which may be received from the Offering or (ii) that the Offering Notes will convert into equity securities of the Company. Furthermore, there can be no assurance that the terms of the Offering will not change from those described above. There can also be no assurance that the proceeds if any, from the Offering will be used in the manner described above. The amounts actually expended by the Company and the purposes of such expenditures may vary significantly depending upon numerous factors, including the progress of the Company's research, drug discovery and development programs, the results of preclinical studies and clinical trials, the timing of regulatory approvals, sales of DNA products and reagents to third parties manufactured on a custom contract basis by the Hybridon Specialty Products Division and margins on such sales, technological advances, determinations as to the commercial potential of the Company's compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research arrangements with other companies, the availability of other financing and other factors. The Company intends that all forward-looking statements contained in this press release be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward- looking statements. The Company does not undertake to update any forward-looking statements.